                                   PAGE 1 OF 1
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE
                ACT OF 1934, SECTION 17(a) OF THE PUBLIC UTILITY
                           HOLDING COMPANY ACT OF 1935
             OR SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

             ( ) CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.
        FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTIONS 1(b).


1.       NAME AND ADDRESS OF REPORTING PERSON*

                  JOHN R. VARSAMES
                  C/O ENOTE.COM INC.
                  185 ALLEN BROOK LANE
                  PO BOX 1138
                  WILLISTON, VERMONT 05495

2.       ISSUER NAME AND TICKER OR TRADING SYMBOL

                  ENOTE.COM INC.  --  ENOT

3.       IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)



4.       STATEMENT FOR MONTH/YEAR

                  04/00

5.       IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)



6.       RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
         (X) DIRECTOR
         (X) 10% OWNER
         (X) OFFICER (GIVE TITLE BELOW)
         ( ) OTHER (SPECIFY BELOW)

                  PRESIDENT AND CHIEF EXECUTIVE OFFICER

7.       INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
         (X) FORM FILED BY ONE REPORTING PERSON
         (  ) FORM FILED BY MORE THAN ONE REPORTING PERSON

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED

----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-  7. Nature
                                      action      action        or Disposed of (D)            Securities       ship       of In-
                                      Date        Code                                        Beneficially     Form:      direct
                                                                                              Owned at         Direct     Bene-
                                     (Month/                                                  End of           (D) or     ficial
                                      Day/     -------------------------------------------    Month            Indirect   Owner-
                                      Year)                               (A) or                               (I)        ship
                                                Code    V       Amount    (D)     Price
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $0.01                                                                                            By Proxy
 per share                          04/13/00    J (1)           250,000      D      N/A                          I        for James
                                                                                                                          D.
                                                                                                                          Richards
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $0.01                                                                7,080,000          D
 per share
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $0.01                                                                   20,000          I        By Proxy
 per share                                                                                                                for
                                                                                                                          Children
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v).


FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
                                       sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date                      quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                                               Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
                                       Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                                  ficially       rity:          ership
                                                  Owned          Direct
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

EXPLANATION OF RESPONSES:

         (1) Voting power for 250,000 shares of Common Stock held of record by James D. Richards III pursuant to a proxy expired on April 13, 2000.



          ***INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE
                          FEDERAL CRIMINAL VIOLATIONS.
                    SEE 18 U.S.A. 1001 AND 15 U.S.C. 78ff(a).




                              /S/ JOHN R. VARSAMES
                     ---------------------------------------
                                JOHN R. VARSAMES


                                   MAY 9, 2000
                               -------------------
                                      DATE


 NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF
         SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
             INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
                  RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                                VALID OMB NUMBER.



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